Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIZIO HOLDING CORP.

1. Name. The name of the Corporation is VIZIO Holding Corp.

2. Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent for service of process at that address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of those acts or activities.

4. Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 5,000 shares of common stock, $0.0001 par value per share (the “Common Stock”).

5. Board of Directors. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock entitled to vote in accordance with Section 228 of the DGCL.

6. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend or repeal the Bylaws of the Corporation, from time to time, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board or otherwise.

7. Limitation of Liability; Indemnification.

(a) Limitation on Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented from time to time.

(b) Indemnification and Advancement. The Corporation shall, to the fullest extent permitted by the provisions of DGCL Section 145, as the same may be amended and supplemented from time to time, indemnify, advance expenses to, and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that, after the filing of this Amended and restated Certificate of Incorporation (the “Effective Time”), the Covered Person, or a Covered Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered by the Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Corporation shall be required to indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by the Covered Person only if the commencement of the Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board on or after the Effective Time. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding office, and shall continue as to a Covered Person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of each such person.

(c) Repeal or Modification of Section 7. Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any limitation of the liability of a director of the Corporation arising out of facts or incidents occurring prior to the time of the repeal or modification.